 RUBICON

 MINERALS CORPORATION

NEWS RELEASE

TSX Venture Exchange - Symbol:  RMX                                                                                                                SEPTEMBER 4, 2003

OTCBB – Symbol: RUBIF                                                                                                                                                               PR03-26

RUBICON MINERALS RECEIVES CONDITIONAL APPROVAL FOR TORONTO STOCK EXCHANGE LISTING

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX Venture) is pleased to announce that the Toronto Stock Exchange has conditionally approved the listing of the common shares of Rubicon Minerals Corporation subject to the Company fulfilling all of the requirements of the Toronto Stock Exchange.

“The listing represents a significant stage in the development of Rubicon and provides access to a much larger investor base as the Company continues to grow,” said David Adamson.

Rubicon has over $10 million in working capital and controls a major land position in the prolific Red Lake gold camp in Ontario including its flagship 100% controlled McFinley gold project and lands optioned to AngloGold. In addition, the Company has significant exploration projects in Newfoundland, including the Golden Promise gold project, recently optioned to Placer Dome where a 16 month $1.5 million exploration program will commence shortly. The Company also realizes cash flow from its royalty division estimated to be approximately $670,000 in cash plus share value in its first year.

RUBICON MINERALS CORPORATION

David W. Adamson
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President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rogers.com

Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6

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TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.                                                             Page 1 of 1

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from

 targeted results.   Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements